Alico Corrects Ethanol Press Release

LaBelle, FL, June 3, 2008 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced yesterday that it was discontinuing its ethanol pursuits.  The release as issued inadvertently omitted the sentence below:

“During the past year, Alico has been working with New Planet Energy LLC on this project and NPE is continuing its pursuit of cellulosic ethanol.”

A corrected copy of the release in its entirety is as follows:

Alico to Discontinue Ethanol Efforts

LaBelle, FL, June 2, 2008 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced today that it will no longer explore the development of an ethanol facility.  As previously announced, the Company had been selected by the United States Department of Energy (DOE) and by the State of Florida to potentially receive  grants and loan assistance to assist in partially offsetting the costs of such a project.  However, Alico will no longer pursue these grants.

During the past year, Alico has been working with New Planet Energy LLC on this project and NPE is continuing its pursuit of cellulosic ethanol.  As a result of Alico’s decision, Alico will have no further financial commitment or liability to New Planet Energy, the DOE or the State of Florida for this project.  In reaching its decision to discontinue the ethanol project, Alico’s management and Board of Directors determined that the risks associated therewith outweighed any reasonably anticipated benefits for Alico.

Alico Chairman and CEO John R. Alexander stated, “In reaching this decision, Alico will continue to focus on our core operations of real estate management including agriculture and development opportunities to provide returns for our shareholders.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. These statements include the speculation that the risks of the project outweigh any anticipated benefits. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.